Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (File Nos. 333-260245, 333-261537 and 333-264224) on Form S-8 of our reports dated March 30, 2023, with respect to the consolidated financial statements of GitLab Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Pittsburgh, Pennsylvania
March 30, 2023